Exhibit 99.1

CGA Lowered To 'AA'; Remains On Rating Watch Negative

Fitch-NY-March 14, 2001: Commercial Guaranty Assurance, Ltd. (CGA) has notified Fitch that the lead investor in a transaction to inject additional capital into the company has decided not to proceed with the deal. The lead investor told Fitch that market conditions were the reasons for its decision, and not anything to do with CGA. However, without the lead investor's involvement, the likelihood at this time of the deal going forward is sufficiently uncertain to warrant a downgrade of CGA's insurer financial strength rating to 'AA'.

CGA remains on Rating Watch Negative. While the downgrade of CGA to below 'AAA' triggers the funding of a $60 million capital commitment by its owners within 45 days, the company must now develop an operating and capital plan consistent with an 'AA' rated financial guarantor. Fitch is particularly concerned with the holding company's (CGA Group, Ltd.) capital structure, which includes preferred stock that is currently scheduled to receive annual cash dividend payments of approximately $17.5 million per year beginning in June 2002. Over the next several months, one of the focal points of Fitch's review will be on CGA's plan to maintain capital adequacy consistent with an 'AA' rated financial guarantor, which could include a restructuring of the preferred stock.

Fitch originally placed CGA on Rating Watch Negative following the merger between Fitch IBCA and Duff & Phelps. Previously, CGA had been rated 'AAA' by Duff & Phelps and not rated by Fitch IBCA. Fitch noted in its June 2, 2000 press release that CGA, which at the time had $142 million in capital and $80 million of additional capital support, did not meet its minimum capital requirements for an 'AAA' insurer financial strength rating.

Because CGA has not been writing new business since being placed on Rating Watch, its leverage ratio of net insured par in force to claims paying resources has dropped to approximately 9.0:1 at year-end 2000 from 9.4:1 at year-end 1999. As of December 31, 2000, CGA's net insured par in force was $2.2 billion, and its claims paying resources totaled $247.5 million, including the $60 million owners capital commitment and a $20 million excess of loss reinsurance agreement. CGA Group, Ltd. had consolidated shareholders' equity of $65.8 million as of December 31, 2000 and mezzanine equity of $101.4 million. CGA Group, Ltd.'s net income in 2000 was $4.2 million.

Contact: David Litvack 1-212-908-0593, Greg Stofega 1-212-908-0526 or Ari Ginsburg 1-212-908-0762, New York.